*** Text Omitted and Filed Separately. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
EXHIBIT 10.94
AMENDMENT NO. 1 TO
LICENSE, DEVELOPMENT AND COOPERATION AGREEMENT
     This Amendment No. 1 (“Amendment No. 1”) is entered into effective as of May 24, 2006 (the “Amendment Effective Date”), pursuant to and amending that certain License, Development and Cooperation Agreement (the “Agreement”) between Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”) and DiagnoCure, Inc., a company organized under the laws of the Province of Quebec, Canada (“DiagnoCure”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
Recitals
     A. The parties entered into the Agreement as of November 19, 2003 pursuant to which, among other things, the parties described their respective rights and obligations with respect to the development, manufacture, marketing and distribution of Licensed Products for the detection and measurement of PCA3 as a marker for prostate cancer.
     B. Pursuant to the Agreement, Gen-Probe has commenced development of an in vitro diagnostic test kit for the detection and measurement of PCA3 as a marker for prostate cancer.
     C. The parties desire to clarify and/or modify certain aspects of their relationship pursuant to the Agreement, in the manner set forth in this Amendment No. 1.
Agreement
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Amendment No. 1, the parties agree as follows:
     1. Unless otherwise stated herein, all capitalized terms shall have the meaning set forth in the Agreement.
     2. Subject to the terms of the Agreement and this Amendment No. 1, Gen-Probe hereby grants to DiagnoCure a worldwide, exclusive sublicense (including the right to grant further sublicenses) in the Field under the Licensed IP Rights to research, develop, make, have made, use, offer for sale, sell and import Licensed Products, and practice Licensed Methods, in each case solely for in vivo detection and/or measurement of PCA3 as a marker for the diagnosis, monitoring, or prognosis of prostate cancer (the “Licensed In Vivo Products”). The license and sublicense hereby granted to DiagnoCure does not encompass any product for the in vitro detection and/or measurement of PCA3 and specifically excludes any such in vitro product.
     3. Subject to the terms of the Agreement and this Amendment No. 1, Gen-Probe hereby grants to DiagnoCure a worldwide, co-exclusive (solely with Gen-Probe) sublicense (without any right to grant sublicenses or to serve as a foundry) in the Field under the Licensed IP Rights to research, develop, make, have made, use, offer for sale, sell and import Licensed Products, and practice Licensed Methods, in each case solely for in vitro FISH testing of tissue biopsy samples for purposes of detection and/or measurement of PCA3 as a marker for the diagnosis, monitoring, or prognosis of prostate cancer (the “Licensed In Vitro FISH Products”). As used herein, “FISH” shall mean Fluorescence In Situ Hybridization, i.e., the method for in situ detection of target molecules using a system of DNA probes labeled with fluorescent dyes and visual detection of the hybridized, labeled DNA probes with a fluorescence microscope. The license and sublicense hereby granted to DiagnoCure does not encompass any product for any method of in vitro detection and/or measurement of PCA3 other than FISH. DiagnoCure’s rights hereunder shall not be assignable or transferable. Gen-Probe may not grant any further sublicenses of the Licensed IP Rights to research, develop, make, have made, use, offer for sale, sell and import Licensed In Vitro FISH Products, and Gen-Probe shall not assign its co-exclusive rights concerning Licensed In Vitro FISH Products to any Third Party. Each of Gen-Probe and DiagnoCure shall have the right to sell Licensed In Vitro FISH Products through a Third Party distributor; provided, however, that in the event DiagnoCure desires to use a Third Party distributor, it shall first offer such opportunity to Gen-Probe on the same terms contained in a bona fide offer from or to such distributor. Gen-Probe shall have forty-five (45) days from and after receipt thereof to decide whether distribute the Licensed In Vitro FISH Products
     4. As consideration for the licenses and sublicenses granted in Paragraph 2 and Paragraph 3, above, following the First Commercial Sale of any Licensed In Vivo Product and/or Licensed In Vitro FISH Product by DiagnoCure, DiagnoCure shall pay to Gen-Probe during the Royalty Term net annual royalties equal to ...***... of the Net Sales of such Licensed In Vivo Diagnostic Product and/or Licensed In Vitro FISH Product. The royalty stacking provisions of Section 4.2(c) of the Agreement shall apply mutatis mutandis to DiagnoCure’s royalty obligation hereunder. DiagnoCure shall pay to Gen-Probe during the Royalty Term ...***... of all royalties received by DiagnoCure from the sale of Licensed In Vivo Products by a DiagnoCure licensee. Royalties and license revenues shall be reported and paid by DiagnoCure in accordance with Article 7 and Article 8 of the Agreement. In addition to the royalties to be paid Gen-Probe hereunder, DiagnoCure shall also pay directly any royalties due to the University of Nijmegen pursuant to the University Patent Rights and any royalties due to any other Third Party.
     5. DiagnoCure shall undertake the validation of certain genetic markers from the database of biomarkers that Gen-Probe acquired under its December 2004 License Agreement with Corixa, pursuant to the validation protocol to be reasonably negotiated to conclusion and approved by both parties within thirty days following the Amendment Effective Date. As partial consideration for DiagnoCure’s agreement to undertake such validation, Gen-Probe will make monthly payments to DiagnoCure of ...***... for a period of twelve months, which period shall commence on June 1, 2006. In addition to the pertinent information from the Corixa database, Gen-Probe shall also provide DiagnoCure, at no charge, with reasonable quantities of reagents required to perform the validation studies. Following completion of the validation studies, the parties shall discuss the possible future collaborative development of one or more clinical diagnostic products directed to the validated markers or other markers proposed by DiagnoCure. Collaborative development may include co-development, funded development, or a license of validated markers by Gen-Probe to DiagnoCure. The sole remedy available to Gen-Probe in case of failure to perform by DiagnoCure under this section 5, shall be the prospective termination of the validation program (including the prospective termination of payments). A failure to perform or any other default under this section 5 shall not be considered as a default under the Agreement.
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     6. Section 6.1 of the Agreement is amended to provide that the Joint Advisory Committee shall be comprised of two representatives of each party, and until further notice in accordance with the Agreement, the members shall be Martin Edelshain and Paul Gargan as representatives of Gen-Probe and Pierre Désy and Yves Fradet as representatives of DiagnoCure.
     7. A new section 6.1.1 is added to the Agreement, to state as follows:
The Joint Advisory Committee shall, within thirty (30) days of the Amendment Effective Date, establish a Marketing and Clinical Trial Subcommittee, to be composed of three representatives of DiagnoCure and at least three representatives of Gen-Probe. The Marketing and Clinical Trial Subcommittee shall consult and advise the Joint Advisory Committee on PCA3 market development and clinical trial activities associated with Gen-Probe’s Aptima PCA3 assay. The Marketing and Clinical Trial Subcommittee shall meet at least quarterly to review marketing plans and clinical trial progress. The Joint Advisory Committee shall be responsible for providing oversight and direction to the Marketing and Clinical Trial Subcommittee. For the avoidance of doubt, the subcommittee will not have any decision-making authority and all decisions regarding marketing plans for the PCA3 product and the design and execution clinical trials shall remain the sole responsibility of Gen-Probe.
     8. Gen-Probe’s diligence obligations pursuant to sections 10.2.1 and 10.2.2 of the Agreement shall be satisfied in full if Gen-Probe submits an application to the United States FDA for Pre-Market Approval of an in vitro diagnostic assay for PCA3, either individually or in combination with one or more other target analytes, (the “PCA3 PMA Application”) by ...***.... If Gen-Probe does not submit a PMA PCA3 Application by ...***..., each party reserves all rights and remedies with respect to Gen-Probe’s fulfillment of the requirements of section 10 of the Agreement as of any date before or after the Amendment Effective Date, and nothing contained herein shall be construed to the contrary or interpreted as an admission by either party.
     9. The ...***... date set forth in Paragraph 8, above, for the submission of the PCA3 PMA Application shall be extended for such period of time reasonably attributable to any delay resulting from (a) events beyond Gen-Probe’s reasonable control or (b) events which Gen-Probe can demonstrate, to the satisfaction of DiagnoCure, render it in the best economic interests of both parties to defer the submission. For greater clarity, Gen-Probe shall not be eligible to any further extension, delay or grace period concerning the ...***... submission date other than an extension under this paragraph 9, if applicable.
     10. If Gen-Probe does not file the PCA3 PMA Application by ...***... (or by the later date determined by application of Paragraph 9, above), then the first sentence of paragraph 8 shall be null and void and of no effect whatsoever and (a) Gen-Probe’s diligence obligations with respect to development of Licensed Products shall be determined exclusively pursuant to Article 10 of the Agreement and (b) DiagnoCure’s remedies with respect to any failure by Gen-Probe to meet its diligence obligations shall be determined exclusively pursuant to sections 10.2.6 and 10.2.7 of the Agreement.
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     11. Section 7.2.2 of the Agreement shall be amended by substituting the phrase “one hundred five percent (105%)” in the two instances where the phrase “one hundred ten percent (110%)” was originally set forth.
     12. Except as is expressly set forth in this Amendment No. 1, all other terms and conditions of the Agreement shall continue in full force and effect.
     13. This Amendment No. 1 may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed and the persons signing below warrant that they are duly authorized to sign for and on behalf of the respective parties.

GEN-PROBE INCORPORATED		DIAGNOCURE, INC.

By:	/s/ Henry L. Nordhoff	By:	/s/ Pierre Désy

	Henry L. Nordhoff		Pierre Désy
	President & Chief Executive Officer		President & Chief Executive Officer
	Date: May 24, 2006		Date: May 24, 2006

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